Exhibit 7

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into on September 24, 2003 by and between Howard P. L. Yeung and/or its affiliates (the “Investor” or “HY”) and RADA Electronic Industries Ltd. (“Rada” or the “Company”).

WITNESSETH:

WHEREAS the Company, Bank Hapoalim B.M. (“BNHP”) and Bank Leumi le-Israel B.M. (“BLL” and together with BNHP, the “Banks”) have entered into a Memorandum of Agreement dated June 22, 2003 (“MOA”) regarding the restructuring of the Company’s debts to the Banks; and

WHEREAS pursuant to the MOA the Banks agreed to purchase from the Company, at the Closing (as such term is defined in the MOA) warrants to purchase Ordinary Shares of the Company, nominal value NIS 0.05 each (the “Shares”) at an exercise price of NIS 0.05 per share exercisable for 30 months (the “Banks’ Warrants”) as further detailed in the MOA and in each of the Banks’ Warrants, the copies of which are attached as Exhibit I hereto; and

WHEREAS as part of the MOA HY has agreed to enter into an Option Agreement with the Banks in the form attached as Exhibit II hereto (the “Option Agreement”); and

WHEREAS in order to induce HY’s agreement to enter into the Option Agreement and to grant the Banks the Put Option (as such term is defined in the Option Agreement) the Company has agreed to grant HY certain registration rights with respect to the shares underlying the Banks’ Warrant (the “Warrant Shares”) purchasable by HY as a result of the exercise of any of the Options (as such term is defined in the Option Agreement) as further detailed herein; and

WHEREAS the Audit Committee, the Board of Directors of the Company and the Shareholders of the Company have duly approved the grant of such registration rights to HY.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Definitions.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Option Agreement. As used herein, the following terms have the following meanings:

1.1	“Commission” or “SEC” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

1.2	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

1.3	“Holder” means HY.

1.4	“Form S-3” means Form S-3 or Form F-3 under the Securities Act (the “Securities Act”), as in effect on the date hereof or any registration from under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.5	“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

1.6	“Registrable Securities” shall mean all of the following to the extent the same have not been sold to the public (i) the Warrant Shares, or (ii) shares issued in respect of the Warrant Shares in any reorganization, or as a result of a stock split, stock dividend, recapitalization or combination.

1.7	“Rule 144” shall mean Rule 144 under the Securities Act or any successor or similar rule as may be enacted by the commission from time to time, but shall not include Rule 144

1.8	“Rule 144A” shall mean Rule 144A under the Securities Act of any successor or similar rule as may be enacted by the Commission from time to time, but shall not include Rule 144.

1.9	“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

2.	Registration.

In the event that any of the Options shall be exercised pursuant to the provisions of the Option Agreement, then the following provisions shall govern the registration of the Warrant Shares:

2.1	Incidental (“Piggyback”) Registration. If the Company at any time proposes to register any of its securities, other than a registration on Form S-8 or form S-4, it shall give written notice to the Holder. Upon the written request to the Holder given within twenty (20) days after receipt of any such notice, the Company shall take all actions under its power and control to include in such registration all of the Registrable Securities held by the Holder, indicated in such request, so as to permit the disposition of the shares so registered. Notwithstanding any other provision of this Section, if the managing underwriter in an offering of the Company’s securities initiated by the Company, advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holder, then, to the extent necessary, shares held by the Holder. Thereafter, there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such underwriting limitation, shares so that the Company will register.

2.2	Demand Registration. At any time the Holder may request in writing that all or part of the Registrable Securities held by such Holder shall be registered for trading. Thereupon, the Company shall effect the registration of all securities as to which it has received requests for registration with an underwriter acceptable to the Holder. The Company shall not be required to effect more than two (2) registrations under this Section 2.2. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holder, then, to the extent necessary, shares requested to be registered by the Company, then, to the extent necessary, shares held by the Holder.

2.3	Form S-3 Registration. In case the Company shall receive from the Holder a written request or requests that the Company effect a registration on Form S-3, and any related qualification or compliance, with respect to Registrable Securities, the Company shall take all actions under its power and control to include in such registration all securities held by such Holders subject to the provisions of Section 2.1 above.

2.4	Notwithstanding Sections 2.2 and 2.3 above, the Company shall not be required to effect any registration: (i) within one hundred twenty (120) days after the effective date of any other registration effected; or (ii) during the pending period of any Demand Blackout Period (as such term is defined below).

If the Company determines in good faith that the registration and distribution of Registrable Securities (or the use of a registration statement or related prospectus) would interfere with any pending financing, acquisition, corporate reorganization or any other material corporate development involving the Company (or would require premature disclosure thereof), and promptly gives the Holder written notice of such determination following his request to register any Registrable Securities, the Company shall be entitled to postpone the filing of the registration statement otherwise required to be prepared and filed by the Company pursuant to Sections 2.2 or 2.3 for a reasonable period of time, but not to exceed 90 days (a “Demand Blackout Period”). The Company shall promptly notify the Holder of the expiration or earlier termination of any Demand Blackout Period. The Company may not postpone the filing of registration statement as aforesaid more than once in every 12 months period.

2.5	Designation of Underwriter. (a) In the case of any registration effected pursuant to Section 2.2 or 2.3, the underwriter(s) in any underwritten offering will be prominent and reputable underwriter(s) who will be designated by the Company, subject to the consent of the Holder, which consent shall not be unreasonably withheld.

(b) In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

2.6	Expenses. All expenses incurred in connection with any registration under Section 2.1, Section 2.2 or Section 2.3 hereof, including the reasonable fees and expenses of one counsel for the selling shareholders (including the Holder), shall be borne by the Company; provided, however, that each of the participants in such registration (including the Holder) shall pay its pro rata portion of the fees, discounts or commissions payable to any underwriter.

2.7	Indemnities. In the event of any registered offering of Registrable Securities pursuant to this Section 2:

2.7.1

The Company will indemnify and hold harmless, to the fullest extent permitted by law, the Holder, each of Holder’s officers, directors and partners, and any underwriter for the Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus or other documents incident to any such registration, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any other rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission so made in conformity with information furnished in writing by the Holder specifically for inclusion in the prospectus or other offering materials, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 2.7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

2.7.2

The Holder will, if registrable securities held by such Holder are included in any registration, indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the Holder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and the Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that , insofar as it relates to any such untrue statement or alleged untrue statement or omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that the indemnity agreement contained in this subsection 2.7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability the Holder exceed the net proceeds received by the Holder from the sale of its securities under the applicable registration.

2.7.3

Promptly after receipt by an indemnified party pursuant to the provisions of Sections 2.7.1 or 2.7.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action included both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf so such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 2.7.1 or 2.7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within fifteen (15) days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.7.4

If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration, if any. In any event, in determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances, provided, however, that in any such case, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Holder exceed the net proceeds received by such Holder from the sale of is securities under the applicable registration.

2.8	Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable securities the Company shall, as expeditiously as possible take all actions under its power and control in order to effect and retain such registration, including but not limited:

2.8.1	prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and , upon the request of the Holder, keep such registration statement effective for a period of up to six months or, if sooner, until the distribution contemplated in the Registration Statement has been completed;

2.8.2	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

2.8.3	Furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as he may reasonably request in order to facilitate the disposition of Registrable Securities owned by him;

2.8.4	in the event of any underwritten public offering enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Holder shall also enter into and perform its obligations under such an agreement;

2.8.5	notify the Holder as long as it holds Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, included a untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

2.8.6	cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

2.8.7	use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

2.8.8	register or qualify such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Holder or the underwriter reasonably requires, and keep such registration or qualification effective during the period set forth in Section 2.8.2 above.

2.9	Public Information. The Company shall undertake to make publicly available and available to the Holder pursuant to Rule 144, such information as is necessary to enable the Holder to make sales of Registrable Stock pursuant to Rule 144.

2.10	Rule 144 and 144A Reporting. With a view to making available to the Holder the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees at all times to:

2.10.1	make and keep public information available, as those terms are understood and defined in Rule 144 and Rule 144A;

2.10.2	use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

3.	Representations and Warranties of the Company

The Company representing and warrants to the Holders as follows:

3.1.

The execution, delivery and performance of this Agreement by the Company have bee duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Association of the Company, as amended, or any provision of any indenture, agreement or other instrument to which it or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

3.2.	This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of equitable remedies as such remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.	Miscellaneous.

4.1.	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

4.2.	Governing Law. This Agreement shall be governed by, and construed in accordance with the Securities Laws of the U.S.

4.3.	Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof; and any and all previous agreements are hereby terminated and shall have no further force or effect. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Holder.

4.4.	Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed, postage prepaid, or otherwise delivered by hand or by guaranteed courier, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Company:	RADA Electronic Industries Ltd. 7 Giborei Israel Street Poleg Industrial Zone Netanya, Israel Tel: +972-9-892 1109 Fax: +972-9-

With a copy to:	S. Friedman & Co. 25 Hamered St. Tel Aviv, Israel Fax: 972-3-796-1501 Attn: Adv. Sarit Molcho

If to HY:	Mr. Howared P.L. Yeung 2202 Kodak House II 39 Healthy Street North Point, Hong Kong Facsimile: +852-28 45 92 89 Attn: Mr. Roy Chan

With a copy to:	MBV Law LLP 855 Front Street San Francisco, CA 94111 United States Facsimile: 415-433-6563 Attn: Robert T. Burke, Esq.

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 8.5 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by guaranteed courier, the second day after pick-up by the guaranteed courier, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

4.5	Delays or Omissions. No delay or omission to exercise any rights, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

4.6

Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

4.7	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have signed this Registration Rights Agreement as of the date first hereinabove set forth.

RADA ELECTRONIC INDUSTRIES LTD.		HOWARD P.L. YEUNG

By:	/s/	By:	/s/

Name: Guy Shelly Title: CEO

13